Exhibit 10.1
Nima Ghamsari
August 25, 2023

Dear Nima,

We appreciate the impact you have had at Blend (“Blend” or “the Company”).
Based on a recommendation of the Compensation Committee of the Company’s Board of Directors (the “Board”), the Board has adjusted your compensation in accordance with the terms of this letter agreement (the “Agreement”).

Base Salary

Your annual base salary was increased to $545,000 effective as of August 21, 2023.

Award of Restricted Stock Units (“RSUs”)

RSU Award: 6,000,000 Class A Shares under the Company’s 2021 Equity Incentive Plan (the “Plan”) and form of restricted stock unit award agreement thereunder, with a Vesting Commencement Date of August 20, 2023.

Subject to your continued employment with Blend through the applicable vesting date, your RSUs will vest over 4 years according to the following vesting schedule: 6.25% of the RSUs subject to the grant will vest on November 20, 2023. The remaining award will vest as to 6.25% of the RSUs subject to the grant quarterly on each Quarterly Vesting Date thereafter. For purposes of this RSU award, Quarterly Vesting Dates occur on the first trading day on or after each of February 20, May 20, August 20, and November 20.

Incentive Payments

You are eligible to receive an incentive cash bonus, as follows:

Incentive Payment Terms	Advanced Payment/Vesting
Awarded in Cash
$800,000, less applicable withholdings and deductions, paid in two installments as follows:

$400,000 (“Incentive Payment One”) on September 1, 2023 (or the first scheduled payroll date thereafter), subject to vesting and fully earned on August 31, 2024.

$400,000 (“Incentive Payment Two” and together with incentive Payment One, the “Incentive Payments”) on September 1, 2024 (or the first scheduled payroll date thereafter), subject to vesting and fully earned on August 31, 2025.

Advance Payment

Each of the Incentive Payments are to be paid to you as an advance of income and are not earned when paid.

Subject to your continued employment with Blend, Incentive Payment One will be paid to you on September 1, 2023 and Incentive Payment Two will be paid to you on September 1, 2024, or, in either instance, on the first scheduled payroll date thereafter and less applicable withholdings and deductions. Incentive Payment One can only be fully earned if you remain continuously employed with Blend through August 31, 2024 and Incentive Payment Two can only be fully earned if you remain continuously employed with Blend through August 31, 2025.

If your employment with Blend is terminated by the Company for Cause (as defined below) or you resign from such employment without Good Reason (as defined below), and in either event the termination occurs after an applicable Incentive Payment has been paid, but before it has been earned, you agree and understand that a pro-rata amount (based on the number of full months employed through the date of termination) of the applicable Incentive Payment must be repaid (on a pre-tax basis) to Blend within 30 days following the termination of employment.

“Cause” for the purposes of this Agreement means (i) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (ii) your unauthorized use or disclosure of Blend’s confidential information or trade secrets, which use or disclosure causes material harm to Blend; (iii) your material breach of any written agreement between you and Blend regarding the terms of your service to Blend; (iv) your material failure to comply with Blend’s written policies or rules that causes material harm to Blend; (v) your gross negligence or willful misconduct in the performance of your duties to Blend that causes material harm to Blend; (vi) your continuing failure to perform assigned duties after receiving written notification of such failure from the Board; or (vii) your failure to participate in good faith with a governmental or internal investigation of Blend or its directors, officers or employees, if Blend has requested your cooperation; provided that any action, failure, breach or misconduct described in clauses (ii) through (vii) will constitute “Cause” only if such action, failure, breach or misconduct continues after the Company has provided you with written notice and 30 days to cure the same if such action, failure, breach or misconduct is curable.

“Good Reason” for purposes of this Agreement means that you resign within 12 months after one of the following conditions has come into existence without your consent: (i) a reduction in your rate of base salary in effect immediately prior to the reduction by more than 10%; (ii) a material diminution of your authority, duties or responsibilities; or (iii) a material breach by the Company of this Agreement. A condition will not be considered “Good Reason” unless you give the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving your written notice.

If any Incentive Payment is to be repaid, you consent to allow Blend to deduct the applicable advance payment from any amounts owed to you by Blend (including but not limited to your final paycheck and any severance or other benefit) to the full extent allowed by law, and agree that you will sign any additional written authorization necessary to permit such deductions. If such deductions are insufficient to reimburse Blend for the full amount owed by you or you fail to sign the necessary written authorization, you acknowledge and agree that you will remain personally liable for the remaining balance. Failure to repay the applicable advance payment within the time period set out above constitutes a breach of this Agreement. You agree that Blend is entitled to recover from you the reasonable costs incurred in enforcing its rights herein, including but not limited to attorneys’ fees and costs incurred in connection with arbitration, litigation, or other proceedings. Nothing herein will be construed to limit Blend’s rights to recoup the applicable advance payment to the full extent allowed by law.

Severance

You will be eligible to enter into a Change in Control Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.

This Agreement constitutes the complete agreement between you and Blend with respect to the subject matter hereof, and supersedes any prior agreements, representations, or understandings (whether written, oral, or implied) between you and Blend with respect to the subject matter hereof. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable state law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

The RSU award is subject to the terms and conditions of the Plan, the restricted stock unit award agreement thereunder and any other requirements provided to you in connection with the granting of the RSU award.

By signing this Agreement, you are agreeing to the terms above.
Thank you for your ongoing contributions to Blend’s success.

/s/ Amir Jafari
Amir Jafari

You must sign this Agreement by August 28, 2023 in order to be eligible for the cash payment(s) described herein.

Please sign below to acknowledge receipt and acceptance of the terms outlined in this Agreement.

/s/ Nima Ghamsari
Nima Ghamsari